EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of June 23, 2008, by and between GRILL CONCEPTS, INC., a Delaware corporation (the “Company”) and PHILIP GAY (“Employee’).

RECITALS

WHEREAS, the Company and Employee are party to an Employment Agreement dated March 3, 2006 (the “Previous Agreement”), setting forth the terms and conditions of the Company’s employment of Employee as its President and Chief Executive Officer; and

WHEREAS, the Company and Employee have heretofore entered into Change of Control Agreement dated, September 30, 2005 and as amended and restated as of the date hereof (the “Change In Control Agreement”), setting forth certain benefits that the employee would be entitled in the event of a change in control (as defined in the Change in Control Agreement); and

WHEREAS, the Company and Employee desire that Employee continue his employment with the Company and employ the Employee as its President and Chief Executive Officer on the terms and conditions hereinafter set forth in this agreement which shall replace the Previous Agreement, but which shall have no force and effect to the Change In Control Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties hereby agree as follows:

1. EMPLOYMENT.

1.1 The Company hereby employs Employee as its President and Chief Executive Officer for a term of three (3) years, commencing as of June 23, 2008 and ending as of June 22, 2011 (the “Term”); provided, however, that the Term may be extended for one year by mutual written agreement of the parties. Employee hereby accepts such position, upon the terms and conditions set forth in the Agreement.

1.2 During the Term, Employee shall devote his full-time, energies and skills to the performance of his duties hereunder, which shall include, but not be limited to, the active development, management and operation of the Company’s business, provided, that the foregoing shall not prohibit employee from serving on the boards of directors of up to three other non competitive (all restaurant operating and management companies shall be deemed competitive for purposes hereof) companies, whether for profit or not for profit

1.3 During the Term, Employee shall not, directly or indirectly, alone or as a member of a partnership or other association, or as an officer, director or stockholder, be engaged in or concerned with any other duties or pursuits in a business activity which compete, directly or indirectly, with the business of the Company without written consent with the Company, other than owning securities in a publicly traded company, provided that such ownership by Employee does not exceed ten percent (10%) of any class of securities of such company.

1.4 In the course of Employee’s employment hereunder, it is anticipated that Employee may from time to time be allowed access to confidential information and trade secrets (collectively the “Confidential Information”) owned by the Company and used in the course of its business. The parties acknowledge and agree that there is a competitive value and confidential nature with respect to the Confidential Information, and that material damage will result to the Company if the Confidential Information is disclosed to a third party. Employee therefore agrees that during the Term, and for a period of three (3) years thereafter, Employee will not, directly or indirectly disclose or use any of the Confidential Information except as required in the ordinary course of the Company’s business and Employee’s employment hereunder or if information becomes publicly available earlier. All records, files, documents and materials relating to the Company’s business which the Employee shall prepare, use or be provided with during the Term shall be and remain sole property of the Company and shall not be removed form the Company’s premises or otherwise utilized by the Employee for other than the benefit of the Company without the Company’s written consent.

1.5 Employee acknowledges and agrees that in the event of a breach by Employee of any of the provisions of paragraphs 1.3 and 1.4 above, that in addition to any other remedies it may have at law or in equity, the Company shall be entitled to injunctive relief without the necessity of proving the inadequacy of such other remedies.

2. SALARY. Employee shall receive an annual base salary during each year of the Term of this agreement as follows:

June 23, 2008 to June 22, 2009	$350,000
June 23, 2009 to June 22, 2010:	$375,000
June 23, 2010 to June 22, 2011:	$400,000

3. OTHER COMPENSATION. Employee shall be entitled to the following benefits and other compensation during the Term:

3.1 Vacation. Five (5) weeks vacation during each year of the Term, at such times as shall be mutually agreed upon between the Employee and the Company; provided, however, that Employee may not accumulate any unused vacation time from one employment year to the next during the Term.

3.2 Automobile. Unlimited use of an automobile of a make and model commensurate with Employee’s position as Chief Executive Officer of the Company. The Company shall pay all expenses for repair, maintenance and insurance for such automobile in an amount not to exceed Fifteen Thousand Dollars per year.

3.3 Travel and Entertainment. Subject to compliance with the Company’s documentation and procedural policies regarding reimbursement of expenses, unlimited reimbursement by the Company of Employee for entertainment, dining and travel expenses incurred by Employee in the course of performing his duties hereunder.

3.4 Intentionally Omitted.

3.5 Health Benefits. During the Term and any extension thereof, unless the Employee is terminated for cause, each of the Employee and his spouse (or widow) shall be entitled to receive, at the sole expense of the Company, such benefits, including without limitation, participation in group life, health, accident, disability, liability or hospitalization insurance plans, pension plans, severance plans or retirement plans, as the Company currently makes available to its highest level of executive employees as a group or as such programs and benefits are amended.

3.6 Life Insurance. Life insurance in such amount and on such terms as Employee shall determine, the premiums and all other costs for which shall be paid in full by the Company; provided that the total annual premiums and costs paid by the Company shall not exceed $3,000.

3.7 Stock Options. Company hereby grants to Employee fifty thousand (50,000) shares of stock at a price equal to the closing price of the Company’s common stock on the date of this agreement, in accordance with provisions of the Company’s Stock Option plan (the “Plan”). The options will vest one-third (1/3) June 22, 2009, one-third June 22, 2010 and the final one-third on June 22, 2011. Nothing herein shall preclude the Company’s Board of Directors from granting additional stock options to the Employee in accordance with its customary practices.

3.8 Bonus Plan. Employee shall be eligible for participation in the Company’s Executive Bonus Plan (the “Bonus Plan”), the metrics of which shall be established annually by the Compensation Committee of the Company’s Board of Directors; provided, however, that, in any event, Employee shall be eligible to receive an annual performance based bonus of a maximum (the “Maximum Bonus”) of not less than sixty percent (60%) of salary based on satisfaction of performance goals established periodically and reflected in the Bonus Plan; and, provided, further, that, should performance exceed the goals so reflected in the Bonus Plan by one hundred twenty five percent (125%) or more, the Maximum Bonus so established shall increase by fifty percent (50%), to a maximum of not less than ninety percent (90%) of salary.

3.9 Other Benefits. Such other benefits as Employee may be eligible to receive in accordance with the Company’s announced employee benefit programs in effect from time to time. Nothing contained in this paragraph shall be deemed to restrict, limit or affect any stock options that may have previously been granted to Employee.

4. TERMINATION. This Agreement shall terminate upon earlier of any of the following:

4.1 The expiration of the Term hereof.

4.2 The mutual written consent of the parties hereto.

4.3 The death of the employee.

4.4 The permanent disability of the Employee, as such term is defined in paragraph 7 below.

4.5 For cause, at the option of the Company, as provided in paragraph 6 below.

4.6 A “Qualifying Termination” as defined in the Change in Control Agreement.

Nothing contained in this paragraph 4 shall be construed, however, to abrogate the payment by the Company to Employee or Employee’s personal representative or heirs, as the case may be, of any benefits or compensation that had accrued and was due to Employee prior to termination of this Agreement.

5. COMPENSATION UPON TERMINATION. Upon termination of this Agreement under paragraph 4, the Company shall pay to, or for the benefit of, the Employee:

5.1 Upon termination under paragraphs 4.1, 4.2, 4.3 and 4.5, the Company shall pay to the Employee, or the Employee’s estate in the case of paragraph 4.3, all compensation and benefits accrued and due to employee through the date of termination and the Company shall have no other obligations to the Employee under this Agreement.

5.2 In the event of permanent disability of the Employee, the Company shall continue to pay to the Employee all amounts otherwise payable to the Employee hereunder until the date of termination under paragraph 4.4 and, following termination pursuant to paragraph 4.4, for the remainder of the Term (without regard to termination), the Company shall pay to the Employee, in the monthly installments, fifty percent (50%) of the base salary provided for under paragraph 2.

5.3 In the event of a “Qualifying Termination” under the Change in Control Agreement, the Company shall pay to the Employee, at the option of the Employee, either (a) all salary and benefits otherwise payable under this Agreement for the balance of the Term (without regard to termination), which amounts shall be payable on the dates and in the amounts that would otherwise apply had no Qualifying Termination occurred; or (b) the amounts otherwise payable under the Change in Control Agreement. The Employee shall deliver to the Company his written election under this paragraph 5.3 within ten (10) days following a Qualifying Termination.

5.4 In the event that the Company terminates, or attempts to terminate, the Employee other than as permitted under paragraph 4 hereof, notwithstanding such purported termination, the Company shall remain obligated hereunder to pay to the Employee all amounts otherwise payable hereunder for the remainder of the stated Term of this Agreement.

6. TERMINATION FOR CAUSE. The Company shall have the right, at its sole election, to terminate Employee’s employment hereunder at any time during the Term for cause, which, for purposes of this Agreement shall be constituted by any of the following events:

6.1 Employee is convicted by any federal, state or local authority with (i) an act of dishonesty; or (ii) an act involving moral turpitude; or (iii) an act constituting a felony.

6.2 Narcotics addiction or habitual intemperance.

6.3 The continued failure by Employee, following written notice from the Company, to fulfill Employee’s obligations under or comply with any of the provisions of this Agreement.

Any election by the Company to terminate this Agreement for cause under paragraphs 6.1, 6.2 or 6.3 above shall be made by giving Employee written notice to such effect by certified or registered mail at Employee’s last known address, or by personal delivery of such notice to Employee; provided, however, that in the event Employee is either convicted or pleads guilty or nolo contendere to any of the charges set forth in paragraph 6.1 above, the Company may immediately terminate this Agreement thereupon. The waiver by the Company of any such acts of Employee as described in this paragraph 5 shall not be construed as a waiver of any subsequent acts by Employee.

7. PERMANENT DISABILITY.

7.1 The terms “permanent disability” as used in this Agreement shall mean six (6) months of substantially continuous disability. Disability shall be deemed “substantially continuous” if, as a practical matter, Employee, by reason of mental or physical health, is unable to sustain reasonably long periods of substantial performance of his duties. Frequent long illnesses, though different from a preceding illness and though separated by relatively short period of Employee’s performance of his duties hereunder, shall be deemed to be “substantially continuous.”

7.2 In the event of any dispute concerning the permanent disability of Employee, the Company and Employee shall each select a physician licensed to practice medicine in the State of California, who shall then select a third physician so licensed. Such selection shall be made within thirty (30) days after Employee gives notice to the Company that he disputes the Company’s determination that the Employee is permanently disabled. The determination of a majority of the three (3) physicians concerning whether or not Employee is permanently disabled shall be conclusive and binding upon the parties. Such determination shall be made by the three (3) physicians within sixty (60) days of their selection. In the event that either the Company of Employee fails to select a physician within the prescribed time period, then either it or he shall be deemed to have waived its or his right to do so, and the determination regarding Employee’s disability hereunder shall be made by the sole physician selected.

8. ASSIGNMENT. Employee may not assign or otherwise transfer this Agreement or any of the Employee’s rights, duties, interests or obligations hereunder without the written request of the Company.

9. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties with respect to the subject matter hereof, and supercedes all prior and contemporaneous agreements and understandings relating to such subject matter, whether oral or written, including, without limitation, the Previous Agreement. The parties acknowledge and agree that neither has made any representations with respect to the subject matter of this Agreement except as specifically set forth in this Agreement.

10. AMENDMENT. This Agreement may not be amended except by a written document executed by both parties.

11. SEVERABILITY. If any provision of this Agreement shall be held unenforceable as applied to any circumstance, the remainder of this Agreement and the application of such provision to other circumstances shall be interpreted so as best affect the intent of the parties. The parties further agree to replace any such unenforceable provision with an enforceable provision (and to take such other action) which will achieve, to the extent possible, the purposes of the unenforceable provision.

12. GOVERNING LAW. This agreement shall be governed by and construed under the laws of the State of California.

13. ARBITRATION. Any and all controversies, claims or disputes arising out of or related to this Agreement will be submitted to final and binding arbitration. The arbitration will be initiated and conducted according to either the JAMS Streamlined (for claims under $250,000) or the JAMS Comprehensive (for claims over $250,000) Arbitration Rules and Procedures, except as modified herein, including the Optional Appeal Procedure, at the Los Angeles office of JAMS, or its successor (“JAMS”) in effect at the time the request for arbitration is made (the “Arbitration Rules”). The arbitration will be conducted in Los Angeles County before a single neutral arbitrator appointed in accordance with the Arbitration Rules. The arbitrator will follow California law and the Federal Rules of Evidence in adjudicating the dispute. The parties waive the right to seek punitive damages and the arbitrator will have no authority to award such damages. The arbitrator will provide a detailed written statement of decision, which will be part of the arbitration award and admissible in any judicial proceeding to confirm, correct or vacate the award. Unless the parties agree otherwise, the neutral arbitrator and the members of any appeal panel will be former or retired judges or justices of any California state or federal court with experience in matters involving the hospitality industry. If either party refuses to perform any or all of its obligations under the final arbitration award (following appeal, if applicable) within thirty (30) days of such award being rendered, then the other party may enforce the final award in any court of competent jurisdiction in Los Angeles County. The party seeking enforcement will be entitled to an award of all costs, fees and expenses, including attorneys’ fees, incurred in enforcing the award, to be paid by the party against whom enforcement is ordered. Any dispute or portion thereof, or any claim for a particular form of relief (not otherwise precluded by any other provision of this Agreement), that may not be arbitrated pursuant to applicable state or federal law may be heard only in a court of competent jurisdiction in Los Angeles County, California.

14. ATTORNEY’S FEES. In any arbitration or action to enforce this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs, including, without limitation, attorneys’ fees.

15. ADDITIONAL DOCUMENTS. The parties agree to execute such additional documents and perform such other acts as may be necessary or appropriate to achieve the purposes of this Agreement.

16. NON-WAIVER. No waiver by a party of any failure by the other party to keep any provision of this Agreement shall be deemed a waiver of any preceding or succeeding breach of the same or any other provision.

17. BINDING EFFECT. Subject to paragraph 7 above, this Agreement is binding upon and shall inure to the benefit of the parties and their respective successors, assigns, heirs, and legal representatives.

18. NOTICE. Any notice or other communication given hereunder shall be deemed sufficient if in writing and sent by registered or certified mail, return receipt requested, addressed to the parties as indicated below:

If to the Company:	Grill Concepts, Inc.
6300 Canoga Avenue, Suite 1700
Woodland Hills, CA 91367
Attn: Chairman of the Board

If to Employee:	Philip Gay
5575 Clee Court
Agoura Hills, CA 91301

Or to such other address as the parties may designate in writing pursuant to this paragraph. Notice shall be deemed to have been given on the date of mailing, except notices of change of address, which shall be deemed to have been given when received.

19. COUNTERPARTS. This Agreement may be executed in one or more counterparts and/or by facsimile, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures shall be accepted by the parties as valid and binding in lieu of original signatures; however, if facsimile signatures are presented by any party in lieu of original signatures, within two (2) business days after execution of the Agreement such party shall also deliver to counsel for the other party(ies) an original signed by that party.

20. ACKNOWLEDGEMENT OF INDEPENDENT COUNSEL. Both the Company and Employee acknowledge that each of them has read and understands this Agreement. In connection with the foregoing, the parties acknowledge that each of them has had an opportunity to have the Agreement reviewed by independent counsel, and that each of the parties is aware of and understands the form, content and legal effect of this Agreement and their rights and obligations hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The Company:	Grill Concepts, Inc.
a Delaware corporation

	By	/s/ Robert Spivak
	Its:	Co-Chairman

Employee:	/s/ Philip Gay
Philip Gay